UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Feldman Mall Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FELDMAN MALL PROPERTIES, INC.
1010 Northern Blvd, Suite 314
Great Neck, New York 11021

May 8, 2008

Dear Stockholder:

We cordially invite you to attend our 2008 annual meeting of stockholders. We will hold the meeting at New York Marriott Marquis, 1535 Broadway, New York, New York 10036 on May 28, 2008 at 10:00 a.m. local time.

At the annual meeting, we will ask our stockholders to:

1. Elect six directors to our Board of Directors to serve until the 2009 annual meeting of stockholders and until their successors are duly elected and qualify;

2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. Transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

The attached proxy statement contains details of the proposals to be voted on at the annual meeting and other important matters. We encourage you to read the proxy statement carefully.

YOUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE ELECTION OF THE SIX NOMINEES AS DIRECTORS AND THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS ARE IN THE BEST INTERESTS OF OUR COMPANY AND THE BEST INTERESTS OF OUR STOCKHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THESE PROPOSALS.

We cordially invite all stockholders to attend the annual meeting in person. Any stockholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

Sincerely,

/s/  Larry Feldman
Larry Feldman
Chairman of the Board

FELDMAN MALL PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER INFORMATION
REPORT OF THE AUDIT COMMITTEE
CORPORATE GOVERNANCE MATTERS
EXECUTIVE COMPENSATION
Cost of Termination Under Employment Agreements
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 28, 2008

NOTICE IS HEREBY GIVEN that the 2008 annual meeting of stockholders, or the Annual Meeting, of Feldman Mall Properties, Inc., a Maryland corporation, will be held at New York Marriott Marquis, 1535 Broadway, New York, New York 10036 on May 28, 2008 at 10:00 a.m. local time, for the following purposes as further described in the accompanying proxy statement:

1. To elect to the Board of Directors six members to hold office until the 2009 annual meeting of stockholders and until their successors are duly elected and qualify. The nominees to the Board are the following: Larry Feldman, Bruce E. Moore, Lawrence S. Kaplan, Paul H. McDowell, Wendy Luscombe and James W. Sight.

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

3. To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

The Board of Directors has fixed the close of business on May 9, 2008 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment of the meeting. Holders of record of our common stock at the close of business on that day will be entitled to vote at the Annual Meeting.

By Order of the Board of Directors

/s/  Thomas E. Wirth
Thomas E. Wirth
Secretary

Great Neck, New York
May 8, 2008

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

FELDMAN MALL PROPERTIES, INC.
1010 Northern Blvd, Suite 314
Great Neck, New York 11021

PROXY STATEMENT
2008 Annual Meeting of Stockholders
To Be Held May 28, 2008

We are sending this proxy statement to holders of our common stock as of May 9, 2008 in connection with the solicitation by our Board of Directors of proxies to be voted at our 2008 Annual Meeting of Stockholders or at any postponement or adjournment of the meeting.

This proxy statement is accompanied by a copy of our Annual Report to Stockholders for the year ended December 31, 2007.

About the Meeting

Who is entitled to vote at the meeting?

Only holders of record of our common stock at the close of business on May 9, 2008 are entitled to receive notice of and to vote at the Annual Meeting or at any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon. Stockholders do not have the right to cumulate votes in the election of directors.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the voting power of the outstanding common stock on the record date is necessary to constitute a quorum at the Annual Meeting. As of the record date, there will be 13,018,811 issued and outstanding shares of common stock.

What are the voting rights of stockholders and what vote is needed to approve each proposal?

Each stockholder is entitled to one vote for each share of common stock registered in the stockholder’s name on the record date. A plurality of the votes cast by holders of the outstanding common stock is required for the election of directors. A majority of the votes cast at the meeting by holders of our common stock is required for the approval and ratification of each other matter. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” any matter being voted on at the Annual Meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the proposals, assuming a quorum is present. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for the purposes of the Annual Meeting.

How is my vote counted?

If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the Annual Meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock will be voted FOR the proposals relating to the election of the six nominees as directors and the ratification of our independent auditors and as recommended by the Board with regard to all other matters in the discretion of the proxy holder.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Under the rules of the New York Stock Exchange, or the NYSE, if your shares are held by a broker, bank, or other nominee, your shares may be voted by such nominee on the proposals relating to the election of the six nominees as directors and the ratification of our independent auditors, even if you do not provide voting instructions, because they involve matters that are considered routine.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by giving written notice to our Secretary expressly revoking the proxy, by properly signing and forwarding to us a proxy dated later, or by attending the Annual Meeting and personally voting the common stock owned of record by you.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies from our stockholders. In addition to solicitation by mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the Securities and Exchange Commission, or the SEC, and the NYSE. The Altman Group, Inc. has been engaged to solicit proxies on our behalf for a fee of $7,000 plus expenses.

NO PERSON IS AUTHORIZED ON OUR BEHALF TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with the provisions of our charter, each member of our Board is elected annually.

If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for the person, if any, who may be designated by the Board to replace that nominee. At this time, the Board has no reason to believe that any nominee will be unavailable to serve as a director if elected.

All of the nominees for director, other than Messrs. Feldman and Moore, are independent within the standards prescribed by the NYSE.

The following table sets forth the name, age and the position(s) with us (if any) currently held by each person nominated as a director:

Name	Age	Title

Larry Feldman	54	Chairman
Lawrence S. Kaplan(1)	65	Director
Bruce E. Moore(2)	65	Director
Paul H. McDowell(3)	46	Director
Wendy Luscombe(4)	56	Director
James W. Sight	52	Director Nominee

(1)	Chairman of the Audit Committee and member of the Compensation Committee and the Nominating and Corporate Governance Committee.

(2)	Effective as of April 1, 2008, Mr. Moore is no longer deemed independent within the meaning of the rules of the NYSE and the SEC. Prior to April 1, 2008, Mr. Moore served as chairman of the Compensation Committee and was a member of the Audit Committee and Nominating and Corporate Governance Committee.

(3)	Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee and the Audit Committee.

(4)	Our Board of Directors elected Ms. Luscombe to serve as a director of our company effective May 12, 2008. She fills the vacancy created by James C. Bourg who did not stand for re-election at our 2007 annual meeting of stockholders. On May 12, 2008, she will also become the Chair of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Larry Feldman is the Chairman of our Board and has served in that capacity since our incorporation in 2004. From our inception through October 2007, Mr. Feldman also served as our Chief Executive Officer. From 1999 to 2004, he served as Chairman and Chief Executive Officer of Feldman Equities of Arizona, LLC, our predecessor. From 1997 until 1998, he served as Chairman of the Board, Chief Executive Officer and President of Tower Realty Trust. From 1990 until 1997, Mr. Feldman served as President and Chief Executive Officer of Feldman Equities, where he was employed since 1980. Mr. Feldman is also the founder and former Chairman of the Midtown West Association of New York City and a member of the International Council of Shopping Centers and National Association of Real Estate Investment Trusts. Mr. Feldman graduated from Windham College in 1976 with a B.S. in Economics.

Paul H. McDowell has served as one of our directors since the closing of our initial public offering in December 2004. Mr. McDowell is a founder of CapLease, Inc., a NYSE listed REIT, where he has been continuously employed since 1994, including as Chief Executive Officer since March 2001, and as Senior Vice President, General Counsel and Secretary from 1994 until February 2001. He has served on the board of directors of CapLease since November 2001 and was named Chairman of its Board of Directors in December 2007. From 1991 until 1994, Mr. McDowell was Corporate Counsel for Sumitomo Corporation of America, the principal U.S. subsidiary of one of the world’s largest integrated trading companies. As Corporate Counsel, Mr. McDowell advised on a wide range of domestic and international corporate legal matters, including acquisitions, complex financing transactions, power plant development, shipping, litigation management and real estate. From 1987 to 1990, Mr. McDowell was an associate in the corporate department at the Boston law firm of Nutter, McClennen & Fish.

Mr. McDowell received a JD with honors from Boston University School of Law in 1987 and received a Bachelor of Arts from Tulane University in 1982.

Bruce E. Moore has served as one of our directors since the closing of our initial public offering in December 2004. Mr. Moore has been a Director of American Land Lease, a NYSE listed publicly traded REIT, since July 2001, and is a member of its Audit, Compensation, Nominating and Corporate Governance Committees. From 1998 to 2001, Mr. Moore served as President and Chief Operating Officer of American Land Lease. Mr. Moore is the founder and is the Chief Executive Officer of Brandywine Financial Services Corporation and its affiliates, or Brandywine, a private real estate firm specializing in various aspects of the real estate industry, including asset management, consulting, development, property management, brokerage and capital formation. Mr. Moore holds a Masters in Accounting and a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania. In addition, Mr. Moore is a member of the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers.

Lawrence S. Kaplan has served as one of our directors since the closing of our initial public offering in December 2004. Mr. Kaplan is a Certified Public Accountant. He retired as a partner from Ernst & Young LLP in September of 2000 where he was the national director of that firm’s REIT Advisory Services group. Mr. Kaplan joined Ernst & Young LLP as a partner in 1995 and was actively involved in the formation of numerous publicly traded REITs. After his retirement, Mr. Kaplan was retained by Ernst & Young LLP as a consultant during 2000 and 2001. Mr. Kaplan has served on the board of governors of the National Association of Real Estate Investment Trusts and has been actively involved in REIT legislative and regulatory matters for over 20 years. Mr. Kaplan is a member of the board of directors of Highwoods Properties, Inc., a publicly traded REIT, where he serves as chairman of the Audit Committee. Mr. Kaplan is also a member of the board of directors of Maguire Properties, Inc., a publicly traded REIT, where he also serves as chairman of the Audit Committee. Mr. Kaplan holds a Bachelor of Science degree from the University of Chicago and an MBA from Columbia University.

Wendy Luscombe was elected by our Board of Directors to serve as a director effective May 12, 2008. She fills the vacancy created by Mr. Bourg who did not stand for re-election at our 2007 annual meeting of stockholders. Ms. Luscombe has been a Trustee of Acadia Realty Trust since May 2004. She is also the Principal of WKL Associates, Inc., a real estate investment manager and consultant founded in 1994. Ms. Luscombe was the Chief Executive Officer of Pan American Properties, Inc., a REIT sponsored by British Coal Pension Funds, for ten years. She also served as a member of the Board of Governors of NAREIT. For nearly 25 years, Ms. Luscombe has served on various boards of public companies in the United States and United Kingdom, and is an “audit committee financial expert,” as defined by the SEC. She was a Board member, Chairman of the Investment Committee and member of the Audit Committee of PXRE Group Ltd., an NYSE listed reinsurance company until August 2007 when PXRE Group Ltd. merged with Argonaut Group. Ms. Luscombe also serves as co-lead director, Executive Committee member and Audit Committee member for Zweig Fund and Zweig Total Return Fund, public closed-end mutual funds since May 2002. Additionally, she serves as Chairman of the Management Oversight Committee for Deutsche Bank International Real Estate Opportunities Fund. Ms. Luscombe is also a member of National Association of Corporate Directors, or NACD, and an NACD certified director. She is a member of NACD’s teaching faculty, a Fellow of the Royal Institution of Chartered Surveyors and a member of the Chartered Institute of Arbitrators.

James W. Sight is our director nominee. He currently serves as a director of LSB Industries, a company listed on the American Stock Exchange. From 1995 to 2006, Mr. Sight has been a consultant at Westmoreland Coal and was active in its reorganization efforts. From 2001 to 2005, Mr. Sight served as a director of Programmers Paradise, a NASDAQ listed computer and software merchant. Prior to serving on the Board of Programmers Paradise, Mr. Sight also served as a director at various public companies, including Nevada Chemicals and U.S. Home Corporation. Mr. Sight holds a B.S. in Finance from the University of Pennsylvania Wharton School of Economics.

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of the six nominees for director.

Recommendation Regarding the Election of Directors

The Board recommends that you vote FOR the six named nominees to be elected as our directors.

Other Directors Not Standing for Election

Effective April 10, 2007, we entered into an agreement to issue, at a price of $25 per share, up to $50 million 6.85% Series A Cumulative Convertible Preferred Stock, or the Series A Preferred Stock, to Inland American Real Estate Trust, Inc., or Inland American, a public non-listed REIT sponsored by an affiliate of the Inland Real Estate

Group of Companies. Under the terms of the Articles Supplementary relating to the Series A Preferred Stock, at all times during which the Series A Preferred Stock is outstanding, the holders of the Series A Preferred Stock have the right to elect one person to serve as one of our directors. In addition, in the event that, beginning on March 31, 2008 (upon public release of the unaudited interim financial statements for such date) and each March 31 thereafter, our fixed charge coverage ratio measured on a trailing 12-month basis shall be less than 1.20 to 1.00 or our capitalization ratio shall be less than 0.75 to 1.00, the holders of the Series A Preferred Stock shall have the right to elect one additional member to our Board. We do not expect to meet the fixed charge coverage ratio of 1.20 to 1.00 when we release our unaudited financial statements as of and for the period ended March 31, 2008. As a consequence, Inland American will have the right to elect two directors to our Board of Directors. Effective May 7, 2008, the following designees of Inland American have been elected to our Board:

Thomas H. McAuley, age 63, was elected by the holders of the Series A Preferred Stock as a director of our Board on May 8, 2008. Mr. McAuley has been a director of Inland Real Estate Corporation since 2004. He has been the President of Inland Capital Markets Group, Inc., an affiliate of The Inland Group, Inc., a subsidiary of which is the sponsor of Inland American Real Estate Trust, Inc., since 2005, and was the former Chairman and Chief Executive Officer of IRT Property Company, an Atlanta-based real estate investment trust that was traded on the New York Stock Exchange, from 1995 to 2003. Prior to joining IRT in 1995, Mr. McAuley was a regional partner with Faison and Associates, a real estate management and development company, which was the successor by purchase of Ewing Southeast Realty where Mr. McAuley served as Chairman and Chief Executive Officer from 1988 to 1993. Mr. McAuley is a director of RBC Bank, The Westervelt Company, Forestar Real Estate Group (NYSE: FOR) and Bank of Atlanta and is a member of the International Council of Shopping Centers, the National Association of Real Estate Investment Trusts and the NACD.

Thomas P. McGuinness, age 52, was elected by the holders of the Series A Preferred Stock as a director of our Board on May 8, 2008. Mr. McGuinness has been President of Inland American HOLDCO Management, LLC, an affiliate of The Inland Group, Inc., a subsidiary of which is the sponsor of Inland American Real Estate Trust, Inc., since October 2005. He oversees a staff of 150 employees, with four Senior Vice Presidents reporting directly to him on the day-to-day operations of Inland American HOLDCO and its management companies. Mr. McGuinness is also responsible for the performance and activities of diverse platforms created within Inland American, including Inland American Winston Hotels, Inland American Lodging, Inland American Communities, Student Housing, and Inland Public Properties (Public to Private ventures). He also takes leadership on new acquisitions and partnerships. Mr. McGuinness oversees a diverse and nationally-positioned portfolio of 45 million square feet, including retail, office, and industrial properties, and 15,015 hotel rooms. From January 2005 to January 2007, Mr. McGuinness has been Chief Operating Officer and a director of Inland Retail Real Estate, Inc. Mr. McGuinness joined the Inland organization in property management in 1982. He is a licensed real estate broker. Prior to joining the Inland organization, Mr. McGuinness was former President of the Chicagoland Apartment Association and former Regional Vice President of the National Apartment Association. He was on the board of directors of the Apartment Building Owners and Managers Association, and was a trustee with the Service Employees Local #1 Health and Welfare Fund, as well as the Pension Fund, and holds SCLS and SCSM accreditations from the International Council of Shopping Centers.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. We expect a representative of KPMG LLP to attend the Annual Meeting to make a statement, if he or she desires, and to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain KPMG in the future. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Recommendation Regarding Ratification of the Appointment of KPMG LLP

The Board recommends that you vote FOR ratification of this appointment.

OTHER INFORMATION

Information Regarding the Board of Directors and Its Committees

How often did the Board meet during 2007?

The Board conducts its business through meetings and actions taken by written consent in lieu of meetings. During the fiscal year ended December 31, 2007, the Board held eighteen meetings attended by all directors and acted four times by written consent in lieu of a meeting.

What Committees has the Board Established?

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The Audit Committee

The Audit Committee is responsible for, among other things, retaining or dismissing our independent registered accounting firm, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with management and our independent auditors.

From the date of the closing of our initial public offering in December 2004 through March 31, 2008, the Audit Committee has been composed of Lawrence S. Kaplan (Chairman), Paul H. McDowell and Bruce E. Moore. On April 1, 2008, Mr. Moore resigned from the Audit Committee. Our Board of Directors elected Ms. Luscombe to serve as a director of our company effective May 12, 2008. On such date, she will become a member of the Audit Committee. Each of the current members and the new proposed member of the Audit Committee is independent as defined by the Audit Committee’s charter and the SEC rules, and each of whom meet the financial literacy standard required by the rules of the NYSE. Mr. Kaplan qualifies as an “audit committee financial expert” as defined by the SEC. Other members of the Board may also qualify as financial experts. The Audit Committee operates under a written charter that was adopted by the Board in 2004. A copy of the charter may be found on our website at www.feldmanmall.com. The Audit Committee met eleven times during 2007.

The Compensation Committee

From the date of the closing of our initial public offering in December 2004 through March 31, 2008, the Compensation Committee has been composed of Lawrence S. Kaplan, Paul H. McDowell and Bruce E. Moore (Chairman). On April 1, 2008, Mr. Moore resigned from the Compensation Committee. On May 12, 2008, Ms. Luscombe will become the Chair of the Compensation Committee. Each of the members and the new proposed Chairman of the Compensation Committee is independent as defined by the Compensation Committee’s charter and the NYSE listing standards. The functions of the Compensation Committee are described under the Report of Compensation Committee contained elsewhere in this proxy statement. The Compensation Committee operates under a written charter that was adopted by the Board in 2004. A copy of the charter may be found on our website at www.feldmanmall.com. The Compensation Committee met once during 2007 and acted once by written consent in lieu of a meeting.

The Nominating and Corporate Governance Committee

From the date of the closing of our initial public offering in December 2004 through March 31, 2008, the Nominating and Corporate Governance Committee has been composed of Lawrence S. Kaplan, Paul H. McDowell (Chairman) and Bruce E. Moore. On April 1, 2008, Mr. Moore resigned from the Nominating and Corporate Governance Committee. On May 12, 2008, Ms. Luscombe will become a member of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things, considering and recommending actions relating to corporate governance matters. In addition, the Committee considers and recommends to the Board individuals to serve as our directors. In making such recommendations, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations comparable to our company, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees. The Committee may solicit and consider suggestions of the directors or management regarding possible nominees, may consider nominees suggested by stockholders and generally shall guide the process of recruiting new directors. The Nominating and Corporate Governance Committee may employ professional search firms or consultants (for which it may pay a fee) to assist it in identifying potential members of the Board with the desired skills and disciplines. Nominations made by stockholders should be made in accordance with the procedures set forth in this proxy statement under “Other Matters — When Are Stockholder Proposals Due for the 2009 Annual Meeting?” Candidates proposed by stockholders will be considered using the same criteria and in the same manner as all other candidates are considered.

Each of the members and the new proposed member of the Nominating and Corporate Governance Committee is independent, as independence is defined by the NYSE listing standards. The Nominating and Corporate Governance Committee operates under a written charter that was adopted by the Board in 2004. A copy of the charter may be found on our website at www.feldmanmall.com. The Nominating and the Corporate Governance Committee met two times during 2007.

Are there any special arrangements under which members of our Board serve as Directors?

On May 5, 2008, we issued a joint press release with James W. Sight announcing that we had entered into a settlement agreement with Mr. Sight under which, among other things, Mr. Sight agreed to irrevocably withdraw his nomination of a slate of candidates for election to our Board at the Annual Meeting and to vote his shares in favor of all of the Board’s director nominees at the Annual Meeting. As part of the settlement agreement, we agreed to nominate Mr. Sight for election as a director at the Annual meeting. Except with regard to the settlement agreement with Mr. Sight and with regard to the rights of holders of the Series A Preferred Stock as described above under “PROPOSAL 1: ELECTION OF DIRECTORS — Other Directors Not Standing for Election,” no arrangement or understanding exists between any director and any other person or persons pursuant to which any director was or is to be selected as a director or nominee.

Executive Officers and Other Officers

Who Are Our Key Officers?

As previously announced, we experienced significant changes in our executive management team during and since the year ended December 31, 2007. In particular, we announced the following changes:

•	Lloyd Miller, former Executive Vice President of Leasing, resigned from the Company effective April 17, 2007.

•	James Bourg, former Executive Vice President and Chief Operating Officer, resigned from all of his positions with the Company in the first quarter of 2008.

•	Larry Feldman, the Chairman of our Board, entered into a letter agreement dated October 26, 2007 with the Company, pursuant to which he agreed to step down as our Chief Executive Officer.

•	Thomas Wirth was named President and retained his position as Chief Financial Officer.

Information with regard to Mr. Wirth is set forth below. He serves at the pleasure of the Board. Company officers are customarily elected as officers at the annual organizational meeting of the Board held following each annual meeting of stockholders.

Thomas Wirth has been our President and Chief Financial Officer since October 2007. He has served as our Executive Vice President and our Chief Financial Officer since December 2004 and has served as our Corporate Secretary since November 2006. Mr. Wirth is responsible for managing all of our capital-raising initiatives, financial reporting and investor relations activities, as well as overseeing all other finance, treasury and accounting functions. Mr. Wirth served as a Vice President and Principal Accounting Officer of SL Green Realty Corp. from February 2004 to August 2004, Chief Financial Officer of SL Green Realty Corp. from June 1999 to February 2004, and Vice President of Finance of SL Green Realty Corp. from 1997 to 1999. Prior to joining SL Green Realty Corp., Mr. Wirth was Vice President of Financial Reporting and Analysis for Greenwich, Connecticut-based United Waste System, Inc., a waste management company acquired in 1997 by USA Waste Systems, Inc. Mr. Wirth also spent ten years with Ernst & Young LLP in various positions, including Senior Manager. Mr. Wirth received his B.A. degree in business management and accounting from Gettysburg College in 1985.

Some of the executive management and property functions that had been the responsibility of our executive officers will be performed by Brandywine pursuant to our agreement with Brandywine which is described below under “Certain Relationships and Related Transactions.”

REPORT OF THE AUDIT COMMITTEE

In connection with our financial statements for the fiscal year ended December 31, 2007, the Audit Committee has reviewed and discussed our audited financial statements with management and our independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent registered public accounting firm their independence. The Audit Committee has discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting and our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Based on the reviews and discussions referred to above, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements referred to above and we recommended to the Board that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC.

Submitted by the Audit Committee:

Lawrence S. Kaplan (Chairman)
Paul H. McDowell

The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

CORPORATE GOVERNANCE MATTERS

This section of our proxy statement contains information about a variety of our corporate governance policies and practices. In this section, you will find information about how we are complying with the NYSE’s final corporate governance rules that were approved by the SEC. We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the corporate governance section of our corporate website at www.feldmanmall.com to view or to obtain copies of our committee charters, code of business conduct and ethics and corporate governance guidelines. Additional information relating to the corporate governance of our company is also included in other sections of this Proxy Statement.

Corporate Governance Guidelines

Our Board has approved a set of guidelines that provide the framework for the governance of our Company. Our Board recognizes that there is on-going and energetic debate about corporate governance standards and that best practices and legal requirements will evolve over time. Our Board will review these guidelines and other aspects of governance periodically, as necessary. Our corporate governance guidelines may be found on our website at www.feldmanmall.com and are available in print to any stockholder upon request.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the directors serving on our Board must be independent as required by NYSE listing standards. Based upon its review of all relevant facts and circumstances, our Board has affirmatively determined, based upon its review of all relevant facts and circumstances and after considering all applicable relationships, if any, between or among the directors and our company or our management (any such relationships, if any, are described in the section of this proxy statement entitled “Certain Relationships and Related Transactions”), that Lawrence S. Kaplan, Paul H. McDowell, Wendy Luscombe, Thomas H. McAuley and Thomas P. McGuinness qualify as independent directors under NYSE listing standards. James W. Sight, our director nominee, will also qualify as an independent director under the NYSE listing standards upon his election to our Board at the Annual Meeting.

Meetings of Non-Management Directors

Our non-management directors meet regularly in scheduled executive sessions, without management present. These meetings normally follow each scheduled quarterly meeting of our Board. The current chairman of our Board is Larry Feldman and the current chairman of the Nominating and Corporate Governance Committee is Paul H. McDowell. Stockholders wishing to communicate directly with the Chairman or the independent directors may send correspondence addressed in care of: Company Secretary, 1010 Northern Boulevard, Suite 314, Great Neck, NY 11021.

Committee Charters

Our Audit, Compensation, Disclosure and Nominating and Corporate Governance Committee charters meet the standards that have been established by the NYSE. Copies of these charters are available on our website at www.feldmanmall.com and are available in print to any stockholder upon request.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics documents the principles of conduct and ethics to be followed by our directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct, compliance with applicable governmental rules and regulations, full, fair, accurate, timely and understandable disclosure in periodic reports, prompt internal reporting of violations of the Code, and a culture of honesty and accountability. A copy of the Code has been provided to each of our directors, officers and employees. Among its many features, the Code describes how employees can report any matter that may be of concern to them on an anonymous basis. We have also established an independent hotline service that may be used by employees who wish to report any concerns or suspected violations of our standards of conduct, policies or laws and regulations. A copy of our Code of Business Conduct and Ethics may be found on our website at www.feldmanmall.com and is available in print to any stockholder upon request.

Audit Committee Financial Expert

Our Board has determined that Lawrence Kaplan, the Chairman of our Audit Committee, meets the criteria of an “audit committee financial expert,” as defined by the SEC. Mr. Kaplan has agreed to serve as our company’s Audit Committee financial expert.

Disclosure Committee

We maintain a Disclosure Committee consisting of members of our executive management staff. The Disclosure Committee meets at least quarterly. The purpose of the Committee is to bring together employees involved in the preparation of our financial statements so that the group can discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. The Disclosure Committee reports to our Board and, as appropriate, to our Audit Committee. The Disclosure Committee has adopted a written charter to memorialize the Committee’s purpose and procedures. A copy of the charter may be found on our website at www.feldmanmall.com.

Communications with Stockholders

We provide the opportunity for stockholders to communicate with the members of our Board. Communications to members of our Board, any of its committees, or one or more of its individual members may be made by mail to c/o Company Secretary, 1010 Northern Boulevard, Suite 314, Great Neck, NY 11021.

Whistleblowing and Whistleblower Protection Policy

Our Audit Committee has established procedures for (1) the anonymous and confidential submission by employees of complaints or concerns regarding questionable accounting and auditing matters and (2) the receipt, retention and treatment of employee complaints or concerns regarding such matters. An employee may make a report by (i) calling our Compliance Hotline at 866-294-5491, (ii) emailing our Compliance Email Box at https://secure.ethicspoint.com/domain/en/report_custom.asp?clientid=8076, or (iii) delivering the report via regular mail, to c/o Audit Committee, Feldman Mall Properties, Inc., 1010 Northern Boulevard, Suite 314, Great Neck, NY 11021. Any such communications may be made anonymously.

Identification of Director Candidates

Our Corporate Governance Guidelines and the written charter of the Nominating and Corporate Governance Committee give such committee responsibility for assisting our Board in identifying and reviewing director candidates to determine whether they qualify for membership on our Board and for recommending to our Board the director nominees to be considered for election at our annual meetings of stockholders.

In making such recommendations, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations comparable to our company, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees. The Committee may solicit and consider suggestions of the directors or management regarding possible nominees, may consider nominees suggested by stockholders and generally shall guide the process of recruiting new directors. The Nominating and Corporate Governance Committee may employ professional search firms or consultants (for which it may pay a fee) to assist it in identifying potential members of the Board with the desired skills and disciplines. Nominations made by stockholders should be made in accordance with the procedures set forth in this proxy statement under “Other Matters — When Are Stockholder Proposals Due for the 2009 Annual Meeting?” Candidates proposed by stockholders will be considered using the same criteria and in the same manner as all other candidates are considered.

EXECUTIVE COMPENSATION

Overview

Set forth below is a discussion of the principles underlying our executive compensation policies and decisions, which are the most important factors relevant to an analysis of these policies and decisions. They provide qualitative information regarding the manner and context in which compensation is awarded to, and earned by, our executive officers and place in perspective the data presented in the table and narrative that follow. As discussed above under “Other Information — Executive Officers and Other Officers — Who Are Our Key Officers?” we experienced significant changes in our executive management team during and since the year ended December 31, 2007. In particular, Lloyd Miller and Jim Bourg left the Company. They are no longer being compensated by us. In addition, Larry Feldman, the Chairman of our Board, entered into a letter agreement dated October 26, 2007 with us pursuant to which he agreed to step down as our Chief Executive Officer. Mr. Feldman continues to be compensated under the terms of his existing employment agreement with the Company dated December 13, 2004. Further, Tom Wirth has been named President and remains Chief Financial Officer. He also continues to be compensated under the terms of his existing employment agreement with the Company dated August 13, 2004, which was subsequently amended on July 10, 2007.

Compensation Discussion and Analysis

The Compensation Committee sets our compensation philosophy.

The basic philosophy underlying our executive compensation policies, plans, and programs is that executive and stockholder financial interests should be aligned as closely as possible, and that compensation should be designed:

•	To attract, retain, motivate and reward key employees to drive achievement of our current and long-term strategic, business and financial goals in the creation of stockholder value;

•	To provide an appropriate mix of current compensation and long-term rewards, which is properly balanced between salary and performance-based pay and includes cash, equity compensation and other benefits;

•	To align stockholder interests and employee rewards; and

•	To establish appropriate incentives for management and employees that are consistent with our culture and values.

In accordance with these objectives, a significant part of executive compensation is subject to our overall performance and the total return generated for our stockholders. We believe that this approach best enables us to achieve our objectives and satisfy the interests of our stockholders.

Setting Executive Compensation

Through March 31, 2008, the Compensation Committee was comprised of three independent directors, Bruce Moore (Chairman), Larry Kaplan and Paul McDowell. Effective as of April 1, 2008, Mr. Moore resigned from the Compensation Committee. On May 12, 2008, Ms. Luscombe will become the Chair of the Compensation Committee.

The Compensation Committee exercises independent discretion in respect of executive compensation matters. The Compensation Committee operates under a written charter adopted by our Board, a copy of which is available on our website at www.feldmanmall.com.

Subject to the terms of employment agreements that were adopted by us in connection with our initial public offering, the Compensation Committee determines the total compensation and the allocation of such compensation among base salary, annual bonus amounts and other long-term incentive compensation as well as the allocation of such items among cash and equity compensation for our executive management team. We do not have a pre-established policy for the allocation between either cash and non-cash compensation or annual and long-term incentive compensation. Subject to the terms of such employment agreements, the ultimate determination on total compensation and the elements that comprise that total compensation is made solely by the Compensation Committee.

The Compensation Committee had two meetings during 2007 to evaluate executive performance against the goals and objectives set at the beginning of the year, to monitor market conditions in light of these goals and objectives, to determine whether existing compensation arrangements were adequate to retain certain executives in light of our announcement on June 5, 2007 to explore strategic alternatives in order to enhance stockholder value, and to review our compensation practices. The Compensation Committee then reports to our Board.

What Executive Compensation is Designed to Reward

The Compensation Committee has designed executive compensation to achieve three primary objectives:

•	Hiring and Retaining Key Executives. Hiring and retaining an experienced, committed and effective team.

•	Linking Compensation to Performance. The Compensation Committee generally rewards the achievement of specific annual, long-term and strategic goals of both our Company and each individual executive officer. The Compensation Committee normally measures performance of each executive officer by considering (1) our performance and the performance of each executive officer’s department against financial measures established at the beginning of the year and (2) a subjective evaluation of each executive officer.

•	Aligning the Interests of our Executive Officers with our Stockholders. Long-term incentive compensation is designed to provide incentives for executive officers to successfully implement our long-term strategic goals and to retain such executive officer. We have designed our annual and long-term incentive programs to award performance-based equity to allow our executive officers to grow their ownership in our Company and create a further alignment with our stockholders.

Measuring 2007 Performance

Our compensation philosophy normally measures our performance as a whole and the performance of each executive officer’s area of responsibility. We measure performance through the achievement of specific, objective financial goals by us and the department of each executive officer as well as through a subjective evaluation of each executive officer.

Elements of our Executive Compensation Program and Why We Chose Each Element

Executive compensation has been structured to provide short and long-term incentives that promote continuing improvements in our financial results and returns to our stockholders. The elements of our executive compensation are primarily comprised of three elements designed to complement each other. We view the various components of compensation as related but distinct. Subject to the parameters of the employment agreements that were adopted by us in connection with our initial public offering, the Compensation Committee looks to establish total compensation packages that it believes will best create retention incentives, link compensation to performance and align the interests of our executive officers and our stockholders, as follows:

•	Annual base salaries. Annual base salaries are paid for ongoing performance throughout the year. Our policy is to set salaries at levels we believe will attract, retain and motivate highly competent individuals. In establishing base salary levels for our key executives, we consider the executive’s position and responsibility, experience, length of service with us and overall performance, as well as the compensation practices of other companies in the markets where we compete for executive talent. We provide this element of compensation to compensate executive officers for services rendered during the fiscal year. There were no increases to annual base salaries of our executive officers during 2007.

•	Bonuses. We intend to award bonuses in the future to executive officers and other employees based upon: (1) overall Company performance; (2) departmental performance; (3) individual performance; and (4) other factors we determine to be appropriate. Bonuses may consist of a cash component and an equity component. The equity component will likely consist of restricted stock. Restricted stock awards typically vest in equal installments over a period of years. We provide this element of compensation because we believe that it promotes loyalty, hard work and focus, honesty and vision. There were no bonuses awarded to our executive officers in 2007.

•	Long-Term Incentives. Our 2004 long-term stock incentive plan provides for long-term incentives through grants of restricted stock, long-term incentive units, or LTIP Units, stock appreciation rights, phantom shares, dividend equivalent rights and/or other equity-based awards, the exact form and number of which will vary, depending on the position and salary of the executive officer. These equity based awards will be designed to link executive compensation to our long-term common stock performance. The Compensation Committee has the full authority to administer and interpret our 2004 long-term stock incentive plan, to authorize the granting of awards, to determine the eligibility of employees, directors, executive officers, advisors, consultants and other personnel, our subsidiaries, our affiliates and other persons expected to provide significant services to us or our subsidiaries to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2004 long-term stock incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our 2004 long-term stock incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all determinations that it deems necessary or appropriate in connection with our 2004 long-term stock incentive plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee establishes performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. We provide this element of compensation because we believe that it provides an incentive for executive officers to remain with us and focus on the long-term growth in our stock price. For more information on our 2004 long-term stock incentive plan, we refer you to our Registration Statement on Form S-11 filed by us on December 14, 2004. There were no long-term incentive awards issued in 2007 and 2006 to our current officers.

Other Personal Benefits

Employee compensation also includes various benefits, such as health insurance plans and profit sharing and retirement plans in which substantially all of our employees are entitled to participate. At the present time, we provide health, life and disability insurance plans and a 401(k) plan, standard paid time off benefits and other standard employee benefits.

How Each Element and Our Decisions Regarding Each Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements

Our compensation program seeks to reward our executive officers for their superior performance and our Company’s performance, while closely aligning the interests of our executive officers with the interests of our stockholders. In making compensation decisions, the Compensation Committee considers various measures of Company and industry performance, including funds from operations (FFO). Consistent with this approach, the Compensation Committee pays our executive officers annual base salaries in order to provide them with a minimum compensation level that is intended to reflect such executive officer’s value and contributions to our success in light of salary norms of our competitors. The Compensation Committee may elect to pay our executive officers annual incentives to reward them for achievement of financial and other performance of our Company and of such executive officer’s department, with a component of performance based on a subjective evaluation. The Compensation Committee may elect to pay our executive officers long-term incentives to act as a retention tool and to provide continued and additional incentives to maximize our stock price and thereby more closely align the economic interests of our executive officers with those of our stockholders. Through the elements of our compensation program, the Compensation Committee seeks to maintain a competitive total compensation package for each executive officer, while being sensitive to our fiscal year budget, annual accounting costs and the impact of share dilution in making such compensation payments.

Other Matters

Tax and Accounting Treatment.  The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executive officers with appropriate compensation for their performance. The Compensation Committee may make compensation payments that are not fully deductible if in its judgment such payments are necessary to achieve the objectives of our compensation program.

We account for stock-based payments through our 2004 long-term stock incentive plan in accordance with the requirements of Statement of Financial Accounting Standards No. 123(R), or SFAS No. 123(R).

Other Policies

Although we do not have any policy in place regarding minimum ownership requirements for either our executive officers or directors, our named executive officers all have significant stakes in us. We do not have any policy in place regarding the ability of our executive officers or directors to engage in hedging activities with respect to our common stock. In addition, we do not have nonqualified deferred compensation plans.

Compensation Committee Report

Our executive compensation philosophy, policies, plans and programs are under the supervision of the Compensation Committee, which is composed of the non-management directors named above, each of whom has been determined by our Board to be independent under the applicable rules of the SEC and the NYSE listing standards.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in our 2007 Annual Report on Form 10-K.

Submitted by the Compensation Committee

Lawrence S. Kaplan
Paul H. McDowell

Summary Compensation Table(1)

The following table sets forth the annual base salary and other compensation paid or earned in 2007 to our former Chief Executive Officer, our President and Chief Financial Officer and our former Executive Vice President and Chief Operating Officer who would have been the most highly compensated executive officer, other than our former Chief Executive Officer and our President and Chief Financial Officer, during the fiscal year ended December 31,2007. The executive officers are referred to herein collectively as the “named executive officers.”

				Restricted
				Stock	All Other
		Salary		Awards(3)	Compensation(4)
Name and Principal Position	Year(2)	($)	Bonus ($)	($)	($)	Total

Larry Feldman(5)	2007	$250,000	—	—	$10,563	$260,563
Chairman and Former Chief Executive Officer	2006	$250,000	—	—	$9,749	$259,749
James C. Bourg(6)	2007	$225,000	—	—	$9,322	$234,322
Former Executive Vice President and Chief Operating Officer	2006	$225,000	$20,000	—	$8,793	$253,793
Thomas Wirth(7)	2007	$225,000	—	$190,261	$26,610	$441,871
President and Chief Financial Officer	2006	$225,000	$25,000	$190,261	$78,556	$518,817

(1)	The columns for “Option Awards”, “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.

(2)	We have included only two years of compensation in this table, as permitted by SEC rules phasing in new disclosure requirements.

(3)	Amounts shown do not reflect compensation actually received by the named executive. Instead, the amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with SFAS No. 123(R) for restricted stock that vested during 2007 and 2006. See note 2 to the financial statements included in our Form 10-K for the assumptions we made in valuing all the awards included in this column.

(4)	The amounts in this column include the following:

		Health Insurance	Dividends on	All Other
	Car Allowance	Premiums(*)	Stock Awards	Compensation

Larry Feldman	$6,000	$4,563	$—	$10,563
James C. Bourg	$6,000	$3,322	$—	$9,322
Thomas E. Wirth	$6,000	$3,110	$17,500	$26,610

(*)	Represents annual amounts for health insurance costs in excess of amounts paid for non-executive officers. We currently pay 75% of health insurance premiums for all full-time employees and their families and 100% of health insurance premiums for executive officers and their families. Insurance costs included in the table represent the 25% of premiums that we do not pay for all full-time employees.

(5)	Mr. Feldman entered into a letter agreement with us on October 26, 2007 pursuant to which he agreed to step down as our Chief Executive Officer. He remains Chairman of our Board.

(6)	On December 31, 2007, we entered into a settlement agreement with Mr. Bourg pursuant to which he resigned as our Executive Vice President and Chief Operating Officer on March 28, 2008.

(7)	As of October 26, 2007, Mr. Wirth was elected our President and he remained as our Chief Financial Officer.

Stock Grants and Stock Options in 2007

During 2007, we granted restricted stock awards totaling 5,000 shares of stock to two employees. Executive officers received none of these awards.

Aggregate Option Exercises in 2007

No options were exercised by any Company employees, officers or directors during 2007.

Stock Vested in 2007(1)

The following table sets forth information about the vesting of our named executive officers’ restricted stock awards in 2007:

	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting(2)
Name	(#)	($)

Larry Feldman(3)	—	$—
James C. Bourg(4)	—	—
Thomas E. Wirth(5)	15,385	195,236

(1)	The columns related to stock option awards have been omitted because they are not applicable.

(2)	The amounts in this column have been computed based on the closing price of our common stock on the vesting date.

(3)	Mr. Feldman entered into a letter agreement with us on October 26, 2007 pursuant to which he agreed to step down as our Chief Executive Officer. He remains Chairman of our Board.

(4)	On December 31, 2007, we entered into a settlement agreement with Mr. Bourg pursuant to which he resigned as our Executive Vice President and Chief Operating Officer on March 28, 2008.

(5)	As of October 26, 2007, Mr. Wirth was elected our President and he remained as our Chief Financial Officer.

Outstanding Equity Awards(1)

The following table sets forth certain information with respect to all outstanding equity awards held by each named executive officer as of December 31, 2007.

Equity Incentive Plan
Awards:
			Equity Incentive Plan	Market or Payout
		Market Value of	Awards: Number of	Value of Unearned
	Number of Shares	Shares of Stock	Unearned Shares,	Shares, Units or Other
	of Stock That Have	That Have Not	Units or Other Rights	Rights That Have Not
	Not Vested	Vested(2)	That Have Not Vested	Vested
	(#)	(#)	(#)	($)

Larry Feldman(3)	—	$—	—	$—
James C. Bourg(4)	—	—	—	—
Thomas E. Wirth(5)	46,153	170,305	—	—

(1)	The columns related to stock option awards have been omitted because they are not applicable.

(2)	The amounts in this column have been computed based on the closing price of our common stock on December 31, 2007, the last business day of the year ($3.69). The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest.

(3)	Mr. Feldman entered into a letter agreement with us on October 26, 2007 pursuant to which he agreed to step down as our Chief Executive Officer. He remains Chairman of our Board.

(4)	On December 31, 2007, we entered into a settlement agreement with Mr. Bourg pursuant to which he resigned as our Executive Vice President and Chief Operating Officer on March 28, 2008.

(5)	These shares vest in three equal installments on January 1, 2008, 2009 and 2010. As of October 26, 2007, Mr. Wirth was elected our President and he remained as our Chief Financial Officer.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Lawrence S. Kaplan and Paul H. McDowell. No member of our Compensation Committee is or was formerly an officer or an employee of our company. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors, nor has such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Directors, officers and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our directors, officers and greater than

10% beneficial owners were met, except that Larry Feldman, our Chairman, did not timely file one Form 4 to report one transaction.

Directors’ Compensation(1)

Mr. Feldman does not receive any compensation from us for his services as a director. We pay non-employee directors an annual retainer of $50,000, paid in quarterly installments of $12,500. The Chairman of the Audit Committee receives an additional $30,000 per annum, paid in quarterly installments of $7,500 and the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional $2,500 per annum. In addition, independent directors were entitled to receive 1,000 shares of stock upon completion of our initial public offering and an additional 1,000 shares upon each annual meeting of stockholders; 2,000 shares of stock were issued to each of the independent directors in 2005 in satisfaction of such obligations. Each stock grant to independent directors is non-contingent and vests immediately upon issuance. In 2007, we deferred the issuance of 1,000 shares of stock that each then independent director was entitled to upon the 2007 annual meeting until the Annual Meeting. Each independent director will also receive 1,000 shares of stock as previously scheduled at the Annual Meeting.

		Fees Earned or Paid in
		Cash	Stock Awards(2)	Total
Name and Principal Position	Year	($)	($)	($)

Lawrence S. Kaplan	2007	$80,000	—	$80,000
Bruce E. Moore(3)	2007	50,000	—	50,000
Paul H. McDowell	2007	50,000	—	50,000
Wendy Luscombe(4)	2007	—	—	—
Thomas H. McAuley(5)	2007	—	—	—
Thomas P. McGuinness(5)	2007	—	—	—

(1)	The columns for “Option Awards”, “Non-Equity Incentive Plan Compensation”, “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” have been omitted because they are not applicable.

(2)	Amounts in this column represent the grant date fair value of the stock awards recognized for financial reporting purposes in accordance with SFAS No. 123(R).

(3)	Effective as of April 1, 2008, Mr. Moore is no longer deemed independent within the meaning of the rules of the NYSE and the SEC.

(4)	Our Board of Directors elected Ms. Luscombe to serve as a director of our company effective May 12, 2008. She fills the vacancy created by Mr. Bourg who did not stand for re-election at our 2007 annual meeting of stockholders. Effective May 12, 2008, she will become the Chair of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee.

(5)	On May 8, 2008, the holders of the Series A Preferred Stock elected Messrs. McAuley and McGuinness to serve on our Board.

We and each of our directors and executive officers have entered into indemnification agreements. The indemnification agreements provide that we will indemnify the directors and the executive officers to the fullest extent permitted by our charter and Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as our director, officer or agent, or by reason of their serving as a director, officer or agent of another company at our request. We will not indemnify the directors and executive officers if it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit, or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful. In addition, we will not indemnify the directors and executive officers for a proceeding brought by a director or officer against us, except to enforce indemnification. If an amendment to the charter or Maryland law with respect to removal of limitations on indemnification is approved, the indemnification agreements will be amended accordingly. We are not required to indemnify any director or executive officer for liabilities: (1) for which he or she has already been unconditionally reimbursed from other sources, or (2) resulting from an accounting of profits under Section 16(b) of the Securities Exchange Act of 1934, as amended. In addition, we have obtained director and officer insurance for our directors and executive officers.

Employment Agreements

We have a written employment agreement with Larry Feldman, the Chairman of our Board and until recently our Chief Executive Officer. If Mr. Feldman’s employment is terminated (i) by Mr. Feldman for a good reason, generally defined as material reduction of authority, duties or responsibility, reduction in annual salary below $250,000, relocation of his office more than 25 miles from Long Island, New York, failure of our Company to provide an office, equipment and secretarial assistance, failure of our Company to pay any amounts owing under the employment agreement, our Company’s breach of the employment agreement or a Change of Control (as defined in the employment agreements) involving our company, or (ii) by our Company other than as a result of Mr. Feldman’s death, disability, conviction of (or pleading nolo contendere to) a felony, or engagement in the performance of his duties in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement, Mr. Feldman also will be entitled to (a) a lump sum cash payment equal to 2.99 multiplied by the sum of Mr. Feldman’s then current annual base salary and Mr. Feldman’s maximum potential bonus for the year (subject to certain minimum amounts) in which termination occurs (e.g. three times Mr. Feldman’s then current annual base salary), (b) full vesting of all outstanding equity-based awards held by Mr. Feldman, (c) three years of continuing coverage under group health plans, and (d) any additional tax gross-up payment necessary for Mr. Feldman to pay any excise tax imposed on “excess parachute payments” under Section 4999 of the Internal Revenue Code. Mr. Feldman’s employment agreement also provides that, during the term of his employment and for 12 months thereafter, he will not engage in any business that competes with us or provide any services to any other company that does so, he will not solicit or hire any of our employees, and he will not interfere with our Company’s relationship with any customer or client of our Company. We entered into a letter agreement with Mr. Feldman on October 26, 2007 pursuant to which he agreed to step down as our Chief Executive Officer. Under the terms of this letter agreement, Mr. Feldman has agreed to forego any severance payments arising out of his change of status, unless his employment with us is terminated by him or us on or prior to May 31, 2008.

In December 2004, we entered into three-year employment agreements with James E. Bourg, our former Executive Vice President and former Chief Operating Officer, and Thomas Wirth, our President and Chief Financial Officer. In addition to the compensation provisions described in the table above labeled “Summary of Executive Compensation,” these agreements provide that if the executive’s employment is terminated (i) by the executive for a good reason, generally defined as material reduction of authority, duties or responsibility, reduction in annual salary below $225,000, relocation of his office, failure of our Company to provide an office, equipment and secretarial assistance, failure of our Company to pay any amounts owing under the employment agreement, or our company’s breach of the employment agreement or a Change of Control (as defined in the employment agreements) involving our company, or (ii) by our Company other than as a result of the executive’s death, disability, conviction of (or pleading nolo contendere to) a felony, or engagement in the performance of his duties in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement, the executive also will be entitled to (a) a lump sum cash payment of equal to 2.99 multiplied by the sum of the executive’s then current annual base salary and the executive’s bonus for the year in which termination occurs (but assuming a minimum $150,000 bonus), (b) full vesting of all outstanding equity-based awards held by the executive and, for those executives holding limited partnership units in Feldman Equities Operating Partnership, LP (the operating partnership through which our Company conducts business), the immediate right to convert such units to common stock in our Company and sell the common stock, and (c) three years of continuing coverage under group health plans. Each executive’s employment agreement also provides that, during the term of his employment and for 12 months thereafter, he will not engage in any business that competes with us or provide any services to any other company that does so, he will not solicit or hire any of our employees, and he will not interfere with our Company’s relationship with any customer or client of our Company.

On July 10, 2007, Mr. Wirth’s employment agreement was amended such that his term of employment with us will be extended for one year, or until November 6, 2008. In addition, his employment agreement was modified to provide that, for the purpose of calculating the amount to be paid to Mr. Wirth upon a Change of Control, as defined in the employment agreement, the average bonus shall not be deemed to be less than $200,000. No other modifications have been made to his employment agreement.

On December 31, 2007, we entered into a settlement agreement with Mr. Bourg and he resigned with “good reason” as our Executive Vice President and Chief Operating Officer, effective March 28, 2008. Pursuant to this settlement agreement, we agreed to pay Mr. Bourg an aggregate of approximately $1.3 million, payable in two installments in December 2007 and March 2008.

Effective April 17, 2007, we entered into an agreement with Lloyd Miller, our Executive Vice President of Leasing since November 2005, pursuant to which he agreed to resign from our company. We made a severance payment to Mr. Miller in the amount of $147,000 and also repurchased 15,500 of Mr. Miller’s shares of our common stock at a price of $12.50 per share. Subsequent to the execution of this agreement, Mr. Miller notified us that he had exercised his right to rescind the agreement. He also threatened to make a claim against us alleging breach of his employment contract with us. We settled this matter with Mr. Miller in the amount of $325,000. We have not named a replacement for Mr. Miller.

Cost of Termination Under Employment Agreements

		Continuation
		of Medical/	Acceleration
		Welfare	and
	Cash	Benefits	Continuation	Excise	Total
	Severance	(Actual	of Equity	Tax	Termination
Type of Termination/Name(1)	Payment(2)	Value)(3)	Awards	Gross-Up	Benefits

Termination Upon Death
Larry Feldman(4)	—	$54,756	—	—	$54,756
Thomas E. Wirth(6)	$25,000	37,316	$574,630	—	636,946
James Bourg	20,000	39,865	—	—	59,865
Termination Upon Disability
Larry Feldman(4)	—	54,756	—	—	54,756
Thomas E. Wirth(6)	25,000	37,316	574,630	—	636,946
James Bourg	20,000	39,865	—	—	59,865
Termination With Cause or Without Good Reason
Larry Feldman(4)	—	—	—	—	—
Thomas E. Wirth(6)	—	—	—	—	—
James Bourg(7)	—	—	—	—	—
Termination Without Cause or With Good Reason
Larry Feldman(4)(5)	2,990,000	54,756	—	—	3,044,756
Thomas E. Wirth(6)	740,025	37,316	574,630	—	1,351,971
James Bourg	1,270,750	39,865	—	—	1,310,615
Termination in Connection With a Change of Control (COC)
Larry Feldman(4)(5)	2,990,000	54,756	—	$1,463,901	4,508,657
Thomas E. Wirth(6)(8)	1,270,750	37,316	574,630	—	1,882,696
James Bourg	1,270,750	39,865	—	—	1,310,615
Aggregate Top 3
Termination Upon Death	45,000	131,937	574,630	—	751,567
Termination Upon Disability	45,000	131,937	574,630	—	751,567
Termination With Cause or Without Good Reason	—	—	—	—	—
Termination Without Cause or With Good Reason	5,000,775	131,937	574,630	—	5,707,342
Termination in Connection With a Change of Control (COC)(8)	5,531,500	131,937	574,630	1,463,901	7,701,968

(1)	In analyzing the “golden parachute” tax rules (assuming that such rules are potentially applicable here), we have taken the position for purposes of completing the table that no value has been assigned to the post-termination non-competition covenants in the employment agreements with each person set forth in the table.

(2)	All amounts reflect cash.

(3)	The cost of the medical and dental insurance is based on the average cost paid by us for health insurance for named individuals during 2007, each of whom will receive these benefits for three years.

(4)	We entered into a letter agreement on October 26, 2007 with Mr. Feldman pursuant to which he agreed to step down as our Chief Executive Officer. Under the terms of this letter agreement, Mr. Feldman has agreed to forego any severance payments arising out of his change of status, unless his employment with us is terminated by him or us on or prior to May 31, 2008.

(5)	Under the employment agreement for Mr. Feldman, if any payments constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, or the Code, such that Mr. Feldman incurs an excise tax under Section 4999 of the Code, we will provide an “excise tax gross-up” payment in an amount such that Mr. Feldman would receive the same amount of severance had the excise tax not applied. The cost of the excise tax gross-up is an estimate based on a number of assumptions including: (i) Mr. Feldman is subject to a change of control during 2006, (ii) terminated on December 31, 2006 without cause following that change of control.

(6)	As of October 26, 2007, Mr. Wirth was elected our President and he remained as our Chief Financial Officer.

(7)	On December 31, 2007, we entered into a settlement agreement with Mr. Bourg and he resigned with “good reason” as our Executive Vice President and Chief Operating Officer effective March 28, 2008. Pursuant to this settlement agreement, we agreed to pay Mr. Bourg an aggregate of approximately $1.3 million, payable in two installments in December 2007 and March 2008.

(8)	On July 10, 2007, Mr. Wirth’s employment agreement was amended to provide that, for the purpose of calculating the amount to be paid to Mr. Wirth upon a Change of Control, as defined in his employment agreement, the average bonus shall not be deemed to be less than $200,000.

Independent Auditors’ Fees and Services

The following summarizes the fees paid to KPMG LLP for the years ended December 31, 2007 and 2006:

	2007	2006

Audit fees(1)	$1,555,000	$1,846,500
Audit-related fees(2)	183,000	192,800
All other fees	—	—

Total fees	$1,738,000	$2,039,300

(1)	“Audit fees” are the aggregate fees billed by KPMG LLP for professional services rendered in connection with our annual audit, review of unaudited financial information and audit of our internal controls over financial reporting for the years ended December 31, 2007 and 2006. Excludes out-of-pocket expenses billed.

(2)	“Audit-related fees” include fees relating to audits or limited reviews of unconsolidated joint ventures.

Our Audit Committee is responsible for retaining and terminating our independent auditors (subject, if applicable, to stockholder ratification) and for approving the performance of any non-audit services by the independent auditors. In addition, the Audit Committee is responsible for reviewing and evaluating the qualifications, performance and independence of the lead partner of the independent auditors and for presenting its conclusions with respect to the independent auditors to the full Board.

Pre-Approval Policies and Procedures of our Audit Committee

The Audit Committee Charter provides that our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent auditors, except for any de minimis non-audit services. Non-audit services are considered de minimis if (i) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of fees we paid to our independent auditors during the fiscal year in which they are provided; (ii) we did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to our Audit Committee’s attention and approved prior to the completion of the audit by our Audit Committee or any of its member(s) who has authority to give such approval. None of the fees reflected above were approved by our Audit Committee pursuant to this de minimis exception. Our Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals. All fees for services performed during 2007 and 2006 were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to us as of May 8, 2008 with respect to any of our common stock or operating partnership units of Feldman Equities Operating Partnership LP owned by our continuing directors and executive officers, and any individual or group of stockholders known to be the beneficial owner of more than 5% of the issued and outstanding common stock. There are no other of our directors, nominees for director or executive officers who beneficially own common stock.

							% of Common
	Common Stock		% of Basic		Operating		Stock if all OP
	Beneficially		Common Stock		Partnership Units		Units Converted to
Name and Address of Beneficial Owner(1)	Owned		Outstanding		Owned		Stock

Larry Feldman(2)	395,079		3.0%		947,610	(11)	9.6%
Thomas Wirth(2)	94,038	(12)	*		—		*
Lawrence S. Kaplan(3)	3,000		*		—		*
Bruce E. Moore(4)	13,000		*		—		*
Paul H. McDowell(5)	4,000		*		—		*
James W. Sight(6)	880,500		6.8%		—		6.3%
Thomas H. McAuley(7)(8)	—		—		—		—
Thomas P. McGuinness(7)(9)	—		—		—		—
All executive officers, directors and nominees for director as a group(10)	1,389,617		10.7%		947,610		16.7%
Wells Fargo Capital Management Incorporated(13)	1,176,746		9.0%		—		8.4%
Paul J. Denby(14)	700,000		5.4%				5.0%
Inland American Real Estate Trust, Inc.(15)	4,829,599	(16)	29.2	%(17)	—		27.6%

*	Less than 1.0%.

(1)	Except as otherwise indicated and subject to applicable community property laws and similar statutes, the person listed as the beneficial owner of shares has sole voting power and dispositive power with respect to the shares.

(2)	c/o Feldman Mall Properties, Inc., 1010 Northern Avenue, Suite 314, Great Neck, NY 11021. On October 26, 2007, Mr. Feldman resigned his position as our Chief Executive Officer.

(3)	P.O. Box L, Yardley, PA 19067

(4)	c/o Brandywine Financial Services Corp., 2 Pond’s Edge Drive — POB 500, Chadds Ford, PA 19397.

(5)	c/o Capital Lease Funding, Inc., 1065 Avenue of Americas, 19th Floor, New York, New York 10018.

(6)	8500 College Blvd., Overland Park, Kansas 66210.

(7)	Messrs. McAuley and McGuinness are each an executive officer of an affiliate of The Inland Group, Inc., a subsidiary of which is the sponsor of Inland American Real Estate Trust, Inc. Each of Messrs. McAuley and McGuinness disclaims beneficial ownership of our common stock owned by Inland American Real Estate Trust, Inc.

(8)	100 Galleria Parkway, Suite 1030, Atlanta GA 30339.

(9)	c/o Inland American HOLDCO Management, LLC, 2901 Butterfield Rd., Oak Brook, IL 60523.

(10)	This group is composed of the six directors (Larry Feldman, Lawrence Kaplan, Bruce Moore, Paul McDowell, Thomas H. McAuley and Thomas P. McGuinness), James W. Sight who is a director nominee and Thomas Wirth who is an executive officer but not a director.

(11)	Includes operating partnership units of Feldman Equities Operating Partnership LP issued to Feldman Partners, LLC, an Arizona limited liability company, or Feldman Partners. Feldman Partners is controlled by Larry Feldman and is owned by Larry Feldman and his brother, sisters, children, nieces and nephews.

(12)	Includes 76,923 shares of restricted stock that will vest evenly over five years, with the first vesting occurring January 1, 2006.

(13)	This information was obtained from Schedule 13G/A filed with the SEC on January 25, 2008. The stockholder’s address is 525 Market Street, San Francisco, CA 94105.

(14)	This information was obtained from Schedule 13D filed with the SEC on March 12, 2008. The stockholder’s address is 4613 Redwood Court, Irving, Texas 75038.

(15)	This information was obtained from Schedule 13D/A filed with the SEC on April 22, 2008. The stockholder’s address is 2901 Butterfield Road, Oak Brook, Illinois 60523.

(16)	Includes (i) 1,283,500 shares of our common stock and (ii) 3,546,099 shares of our common stock assuming the conversion of 2,000,000 shares of the Series A Preferred Stock at the initial conversion ratio of 1.77305 shares of our common stock per share of the Series A Preferred Stock. Inland Investment Advisors, Inc. shares the power of disposition with Inland American Real Estate Trust, Inc.

(17)	The percentage is calculated based on a total of 13,018,811 of our shares of common stock outstanding as of May 7, 2008 plus 3,546,099 shares deemed to be outstanding pursuant to Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures With Respect to Related Party Transactions

It is the policy of our Board of Directors that all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors and executive officers or their immediate family members, or stockholders owning 5% or more of our outstanding stock)) shall be subject to approval or ratification.

Pursuant to Maryland law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the fact of the common directorship or interest is disclosed or known to our Board or a committee of our Board, and our Board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by our stockholders entitled to vote (other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity); or

•	the transaction or contract is fair and reasonable to us.

Our policy requires that all contracts and transactions between us and any related parties must be approved by the affirmative vote of a majority of our disinterested directors. Where appropriate, in the judgment of our disinterested directors, our Board may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated stockholders, although our Board will have no obligation to do so.

Related Party Transactions

Messrs. Feldman and Bourg have the right to receive additional OP Units for ownership interests contributed as part of the formation transactions upon our achieving a 15% internal rate of return from the Harrisburg joint venture on or prior to December 31, 2009. The right to receive such additional OP Units is a financial instrument that we recorded as an obligation of the offering that is adjusted to fair value each reporting period until the thresholds have been achieved and the OP Units have been issued. Based on the expected operating performance of the Harrisburg Mall, the fair value is estimated to be $0 million and $3.9 million at December 31, 2007 and 2006, respectively. The reduction in the fair value estimate for the year ended December 31, 2007 totaling $3.9 million was caused by our reduction of the anticipated return we will receive on the project. The decrease in our anticipated return is due to an increase in the anticipated redevelopment costs and delays in the timing of certain redevelopment plans. The fair value of this obligation is assessed by management on a quarterly basis.

We entered into a consulting contract with Ed Feldman, the father of our Chairman, Larry Feldman, to provide professional acquisition services. The agreement pays Mr. Feldman $3,000 per month commencing July 1, 2005. For the years ended December 31, 2007, 2006 and 2005, Mr. Feldman received $33,000, $36,000 and $18,000, respectively. There were $3,000 and zero due at December 31, 2007 and 2006, respectively.

In April 2007, we entered into an agreement to issue and sell to Inland American up to 2,000,000 shares of our Series A Preferred Stock in one or more private placements. Messrs. McAuley and McGuinness were elected to our Board on May 8, 2008 by the holders of the Series A Preferred Stock and each of Messrs. McAuley and McGuinness is an executive officer of an affiliate of The Inland Group, Inc., a subsidiary of which is the sponsor of Inland American Real Estate Trust Inc.

On December 21, 2007, we announced that, in conjunction with our continuing efforts to restructure, the Phoenix office will be closed except for a minimal leasing staff. In addition, James Bourg, our former Executive Vice President and Chief Operating Officer and a director, resigned from our company. Mr. Bourg left in the first quarter of 2008. In connection with Mr. Bourg’s departure, we incurred a severance charge of approximately $1.3 million that was accrued in the fourth quarter of 2007. As of December 31, 2007, we owed Mr. Bourg approximately $670,000 which we paid in March 2008.

On April 1, 2008, we entered into an agreement with Brandywine, and a member of The Brandywine Companies, for which Bruce E. Moore, one of our directors, is the chairman and chief executive officer. The

Brandywine Companies are privately held, with offices in Chadds Ford, Pennsylvania, Clearwater, Florida and Orlando, Florida. Since its origins in the early 1970’s, Brandywine has developed expertise in all aspects of ownership and management of commercial and residential real estate. Historically, Mr. Moore managed, and Brandywine performed similar services for, a New York Stock Exchange traded company. In addition, in connection with a joint venture with another New York Stock Exchange retail REIT, Brandywine provides property management and accounting services.

Pursuant to this agreement, effective as of April 1, 2008, Brandywine agreed to provide us various accounting and management services relating to certain of our properties (the “Projects”), such as supervision of our operations, maintenance and development of certain of our properties, lease administration, bookkeeping, accounting, our compliance with FASB 141 and FASB 13, as amended, financial statement preparation, coordination of our compliance with the Sarbanes-Oxley Act of 2002, as amended, and our financial statement audits (collectively, the “Project Services”). In addition, Brandywine agreed to provide us certain corporate accounting and administrative services, including, among other things, information technology user support, financial statement preparation and audits, reports to joint venture partners, periodic reports to lenders, payroll preparation and filing coordination, human resources management, cash management, general ledger accounting, accounts payable, accounts receivable, cost allocation, inter-company billing and funding and FASB 109 compliance (collectively, the “Corporate Services”). As compensation to Brandywine for the Project Services (with certain exceptions) and the Corporate Services, we agreed to pay Brandywine a fee equal to (a) with respect to the Project Services, 1.50% of our gross revenue generated by the Projects, payable monthly, plus (b) with respect to the Corporate Services, $60,000 per month, plus (c) travel and other out-of-pocket expenses incurred by Brandywine in connection with such services. In connection with this agreement, Brandywine was paid a total set-up fee of $350,000. This agreement has an initial term through June 30, 2009 and can be renewed on a year-to-year basis but is subject to termination by the parties at any time starting June 30, 2008 upon no less than 90 days prior to written notice. As a result of this transaction, Bruce E. Moore was no longer deemed independent from our management, as such term is defined by the rules of the NYSE and the SEC.

OTHER MATTERS

When Are Stockholder Proposals Due for the 2009 Annual Meeting?

We tentatively scheduled our 2009 annual meeting for May 27, 2009. Under SEC rules, proposals from our eligible stockholders for presentation for action at the 2009 annual meeting of stockholders must be received by us no later than 5:00 p.m., Eastern Standard Time, January 8, 2009, in order to be considered for inclusion in the Proxy Statement and Proxy for the 2009 annual meeting. Any such proposals, as well as any questions relating thereto, should be directed to our Secretary at our principal executive offices. Proposals we receive after 5:00 p.m., Eastern Standard Time, January 8, 2009 will not be included in the Proxy Statement or acted upon at the 2009 annual meeting.

Under our current Bylaws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. A stockholder must notify our Secretary in writing of the director nominee or the other business. The notice must include the required information and be delivered to the Secretary at our principal executive offices not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 150th day and not later than 5:00 p.m., Eastern Standard Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which disclosure of such annual meeting date is first made. The public announcement of a postponement or adjournment of an annual meeting does not change or create a new opportunity for notice as described above.

The stockholder’s notice shall set forth the following, as applicable:

(1) as to each individual whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of such individual, (b) the class, series and number of any shares of our stock that are beneficially owned by such individual, (c) the date such shares were acquired and the investment intent of such acquisition, and (d) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A and Schedule 14A (or any successor provision) under the Securities Exchange Act of 1934 and the rules thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(2) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below) individually or in the aggregate (including any anticipated benefit to the stockholder and the Stockholder Associated Person therefrom);

(3) as to the stockholder giving the notice and any Stockholder Associated Person, the class, series and number of all shares of stock of the Corporation which are owned by such stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person;

(4) as to the stockholder giving the notice and any Stockholder Associated Person covered by clauses (2) or (3) above, the name and address of such stockholder, as they appear on our stock ledger and current name and address, if different, and of such Stockholder Associated Person; and

(5) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

“Stockholder Associated Person” of any stockholder means (1) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (2) any beneficial owner of shares of our stock owned of record or beneficially by such stockholder and (3) any person controlling, controlled by or under common control with such Stockholder Associated Person.

Are there any other matters coming before the 2008 Annual Meeting?

Our management does not intend to bring any other matters before the Annual Meeting and knows of no other matters that are likely to come before the meeting. In the event any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their discretion on such matters.

We urge you to submit your vote on the accompanying proxy card by completing, signing, dating and returning it in the accompanying postage-paid return envelope at your earliest convenience, whether or not you presently plan to attend the meeting in person.

By Order of the Board of Directors

/s/ Thomas E. Wirth
Thomas E. Wirth
Secretary

Great Neck, New York
May 8, 2008

FELDMAN MALL PROPERTIES, INC.
1010 Northern Blvd, Suite 314
Great Neck, New York 11021
Proxy for Annual Meeting of Stockholders to be held on May 28, 2008
THIS PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS
     For the annual meeting of stockholders to be held May 28, 2008, the undersigned appoints Lawrence Feldman, Lawrence S. Kaplan, Bruce E. Moore, Paul H. McDowell, Wendy Luscombe and James W. Sight, or any one of them, with full power of substitution, to attend the Annual Meeting of Stockholders of Feldman Mall Properties, Inc. on May 28, 2008 (the “Annual Meeting”), and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned at the Annual Meeting with all powers possessed by the undersigned if personally present at the Annual Meeting.
     When properly executed, the votes entitled to be cast by the undersigned will be cast as directed. If this proxy is executed but no direction is indicated, the votes entitled to be cast by the undersigned will be cast FOR the proposal to elect Lawrence Feldman, Lawrence S. Kaplan, Bruce E. Moore, Paul H. McDowell, Wendy Luscombe and James W. Sight as directors to serve until the 2009 annual meeting of stockholders or until their respective successors are duly elected and qualify and FOR the approval of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the fiscal year 2008. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. The undersigned hereby revokes any proxy heretofore given with respect to such meeting.

Please vote and sign on other side and	SEE REVERSE
return promptly in the enclosed envelope.	SIDE

☑         Please mark your votes as in this example.
1.	Proposal to elect six directors to serve until the 2009 annual meeting of stockholders or until their successors are duly elected and duly qualify.

Nominees:	Lawrence Feldman
Lawrence S. Kaplan
Bruce E. Moore
Paul H. McDowell
Wendy Luscombe
James W. Sight

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT

☐	☐	☐
2.	Proposal to approve the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the fiscal year 2008.

FOR	AGAINST	ABSTAIN

☐	☐	☐
3.	In their discretion, to vote and otherwise represent the undersigned upon such other business as may properly come before the meeting and any adjournments or postponements thereof.
               The undersigned hereby acknowledge(s) receipt of a copy of the accompanying notice of annual meeting of stockholder, the proxy statement with respect thereto and our annual report to stockholders with respect to our 2007 fiscal year, the terms of each of which are incorporated herein by reference, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.
☐         MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Signature:	Date:	Signature:		Date:

If Held Jointly
          Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Change of
Address: